Exhibit 10.2

AMENDMENT

TO EMPLOYMENT AGREEMENT

AND

TERMINATION OF
RETENTION AGREEMENT

This Amendment to Employment Agreement (this “Amendment”), dated effective as of the last date of signature noted on the signature page, is entered into by and between Guardion Health Sciences, Inc., a Delaware corporation (the “Company”), Katie Cox (the “Employee” and together with the Company, collectively, the “Parties”).

RECITALS

WHEREAS, the Employee and the Company are parties to that certain Employment Agreement, effective as of September 21, 2023 (the “Employment Agreement”), pursuant to which, among other things, the Employee serves as the Chief Accounting Officer;

WHEREAS, the Parties entered into that certain Retention Agreement, dated May 18, 2023 (the “Retention Agreement”), pursuant to which, the Employee is eligible for an incentive bonus payable upon the earlier of December 31, 2023 or closing of a Change of Control Transaction (as defined in the Retention Agreement) and to severance equal to six (6) months of her base salary in the event of a termination of her employment with the Company without cause;

WHEREAS, the Employee has been paid the Retention Bonus that she was entitled to receive under the Retention Agreement;

WHEREAS, the Parties desire to terminate the Retention Agreement; and

WHEREAS, the Employee and the Company desire to amend the Employment Agreement to reflect the Parties understanding regarding the Employee’s compensation under the Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment of Agreement.

A. Section 4(b) is hereby amended to add the following as a subsections (i), (ii) and (iii):

i. Transaction Bonus. The Employee shall be entitled to receive a transaction bonus in the amount of $25,000 (the “Transaction Bonus”) upon the closing of a Change in Control (as defined in Exhibit A), provided, the closing date of such Change in Control occurs no later than June 30, 2024, subject to, and conditioned upon, the Employee satisfying her obligations set forth in paragraph ii below. The Company will pay the Transaction Bonus, less applicable withholding, within sixty (60) days of the closing date of such Change in Control.

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ii. Conditions to Earn Transaction Bonus. The Transaction Bonus shall only be earned and become payable if all of the following conditions are satisfied. If any of the conditions below are not satisfied, the Company shall have no obligation to pay the Transaction Bonus.

(A) The Employee must devote her time contributing to a successful completion of a Change in Control, including maximizing the Company’s operating and financial performance and value, working with financial advisors retained for purposes of the Change in Control, and use her best efforts to ensure the success of the Company during the pendency of any such potential Change in Control.

(B) The Change in Control must be consummated on or before June 30, 2024.

(C) The Employee must remain in continued employment with the Company through the closing date of the Change in Control and the payment date.

(D) The Employee must continue to comply with any restrictive covenants set forth in the Agreement or any other written agreement with the Company or its affiliate.

(E) The Employee executes (and does not revoke) a general release of claims to become effective as of the closing date of the Change in Control.

iii. Retention Bonus. The Employee shall be eligible to receive a retention bonus of $50,000 (“Retention Bonus”), which shall be paid no later than March 15th of the year following the year in which the Employee vests in the Retention Bonus. The Retention Bonus shall only be earned and become payable if all of the following conditions are satisfied. If any of the conditions below are not satisfied, the Company shall have no obligation to pay the Retention Bonus.

(A) The Employee must remain employed by the Company through the closing date of a subsequent Change in Control;

(B) The Employee must remain employed through the orderly wind-down and liquidation of the Company following such subsequent Change in Control; and

(C) if requested by the Compensation Committee of the Board (the “Committee”), the Employee enters into a suitable consulting agreement with the Company, if requested by the Company, following closing date of such subsequent Change in Control and does not breach any material term of such consulting agreement.”

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B. Section 4(c)(iv) of the Agreement is hereby amended the following language to the end of the subsection:

“In the event that the Company terminates the Term and the Employee’s employment without Cause following a Change in Control, and the orderly wind-down and liquidation of the Company following such Change in Control, the Company shall pay or provide to the Employee, subject to paragraph vii below (other than with respect to Item (2)), and subject to applicable withholdings: (1) nine (9) months’ Base Salary (the “Severance Period”) and payment for continuation of group health benefits during the Severance Period (or, at the Board’s discretion, an equivalent amount as determined by the Board in good faith); and (2) the Employee’s Base Salary and Benefits accrued through the date of the Employee’s termination. Item (1) above, to the extent due, shall be paid in one lump sum within sixty (60) days of the Employee’s last day of employment with the Company. Upon payment to the Employee of the foregoing amounts, the Company shall have no further obligation or liability to or for the benefit of the Employee for duplicative payments or benefits under any other agreement, except as required by applicable law. Notwithstanding the foregoing, the Board, in its sole discretion, may pay any severance or the equivalent of the continuation of Benefits (as determined by the Board in good faith) payable pursuant to the Section 4(c)(iv) or (vi) in a lump sum to the extent permissible under Section 409A of the Code.”

2. Termination of Retention Agreement. The Parties hereby agree to terminate the Retention Agreement and acknowledge that the Employee is only entitled to severance under the Agreement and is not entitled to severance under the Retention Agreement.

3. Acknowledgement. The Employee acknowledges and agrees that by executing this Amendment, the Employee expressly consents to the changes to the terms and conditions in the Agreement.

4. Agreement Effective. Except as otherwise expressly provided herein, all terms and conditions of the Agreement will remain unmodified and in full force and effect.

5. Precedence of Amendment. In the event of a conflict between the terms and conditions of this Amendment and the terms and conditions of the Agreement, the terms and conditions of this Amendment will govern and control.

6. Capitalized Terms. All capitalized terms used in this Amendment and not otherwise defined herein will have the meaning ascribed to such terms in the Agreement.

7. Incorporation. This Amendment shall be attached to, and made a part of, the Agreement.

8. Counterparts. This Amendment may be executed in one or more copies or counterparts, each of which when signed will be an original, but all of which together will constitute one instrument. Signatures submitted via telecopy or electronic signature shall have the same force and effect as original signatures and, as such, shall be valid and binding upon the parties hereto.

[signature page follows]

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In witness whereof, the Parties hereto have executed this Amendment as of the signature dates set forth below, to be effective as of the date hereof.

GUARDION HEALTH SCIENCES, INC.,	“EMPLOYEE”
a Delaware corporation

By:	By:
Robert N. Weingarten		Katie Cox

Date:	Date:

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